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Fellow Shareholders:

This last year saw major changes for Giga-tronics as the company moved aggressively to focus on subsystems and test and measurement systems for the Electronic Warfare (EW) market.

Five years ago, we had three discrete lines of business: our Giga-tronics branded general purpose Test and Measurement (T&M) equipment, our ASCOR customized RF switch matrices, and our Microsource RF filter subsystems. While each business is manageable individually, the reality of supporting these product lines together is more complicated.

Our general purpose test and measurement product line offered a fairly broad array of products, many with a collection of optional dedicated accessories. This required substantial inventory to support reasonable delivery times. In addition, many of these had been manufactured for years, and parts availability issues required ongoing engineering resources. And even though we are proud of our legacy and the ways our product innovations supported technology development worldwide, the test and measurement industry had become more competitive for these types of products thereby reducing the price premium that we once commanded.

Our ASCOR switch products offered different challenges. Jeff Lum, our former Chief Technology Officer, was largely responsible for the clever ways in which our products addressed the needs of automated RF testing for a variety of customers, but the customized nature of our product offering combined with our relatively small footprint in the industry reduced our ability to grow the business in a consistent, profitable way.

Meanwhile, our Microsource business thrived. Investments made years ago to understand how to make extremely reliable fast-tuning filters made the company uniquely qualified to satisfy then-emerging needs for flightworthy components for the EW market. However, this success came at a price: since lives depend on these components, the manufacture of these devices requires significant overhead associated with quality requirements. In recent years, this overhead has impacted all of our products and further eroded the margins associated with our legacy and ASCOR products.

John Regazzi, the company’s CEO at the time, recognized these challenges. He also recognized an unmet need in the EW market for a disruptive type of test and measurement system – equipment that Giga-tronics had the talent to design; that used many of the same processes required to manufacture our Microsource products; that would require much less extensive inventory management; that would demand similar quality requirements as those satisfied by the Microsource division because of the market it addressed; and that had unique features that made it highly differentiated relative to competitors’ products.

The company had a choice to make. Five years ago, Giga-tronics began the journey toward focusing exclusively on the EW market. We completed two major components of this transition during FY2016 by reaching agreements to divest the ASCOR and legacy businesses. In each case, our goals were fourfold: ensure that the customers of these products are adequately supported in the future, recoup value within each product line, reduce expenses when possible, and enable a more focused business going forward. As of this writing, these divestitures are not complete. The acquisition of the ASCOR business is proceeding apace, and we expect it to be largely complete by the time of the shareholder meeting. However, we are disappointed to see that the acquisition of the legacy T&M business has resulted in disagreements with the acquirer that we are trying to resolve. Regardless of the complications, our original four reasons for divesting the legacy T&M business remain the guiding principles in our attempt to drive the process forward.

Other substantive changes since last year include a new VP of Operations who brings significant experience in lean manufacturing and who is having a substantial impact on the company, a smaller Finance organization which is more aligned with the overall size of the company, and changes in our customer-facing personnel where we have chosen to hire from the EW industry to give us better insight into our customers’ needs. Most pertinent to this letter is a change in management where John Regazzi assumed the role of CTO, and I am supporting him as acting CEO. This will free John and enable him to more thoroughly engage customers while pursuing the continued development of our new Advanced Signal Generation product as aggressively as possible. Regardless of our titles, John, I, and the rest of the team are committed to sustained profitability as soon as possible.

While we have made progress with some of our plans, we are not finished. We are still not profitable, and we remain constrained due to our overall capitalization. We must grow revenue, particularly with our Advanced Signal Generator product, while simultaneously using capital more efficiently. I encourage you to read through our recent 10-K filing to better understand the changes that have occurred in the company over the last few years as well as the challenges that remain.

We recognize that we serve you, our shareholders; and we hope that our next annual letter will demonstrate that our efforts over the upcoming year are both well-chosen and well-executed.